Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Leonard Osser, Chairman and CEO
Stuart J. Wildhorn – President
Milestone Scientific Inc.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

MILESTONE SCIENTIFIC, INC. ANNOUNCES YEAR END
RESULTS, INCLUDING 20% REVENUE INCREASE AND
IMPROVED FINANCIAL POSITION

LIVINGSTON, New Jersey, April 1, 2005 — Milestone Scientific Inc. (AMEX: MS), a developer, manufacturer and marketer of computer controlled local anesthetic delivery systems for medical and dental markets, today announced that 2004 net sales increased 20% to $4,751,186, compared with $3,971,707 in 2003.

This increase was primarily driven by a 25% expansion in domestic sales of CompuDent® systems and a 21% increase in worldwide sales of The Wand® handpieces. Gross profit remained strong at approximately 49% of sales despite some bundled pricing initiatives that were offered to customers towards the end of the year at lower margins. Net loss for the year ended December 31, 2004 increased to ($2,996,864), or $(0.33) per share, compared with a 2003 net loss of ($2,412,908), or $(0.52) per share. Working capital increased to $3,866,838 as of December 31, 2004, from $(2,921,737) at the end of 2003, as a result of a public offering of common stock and the issuance of equity securities in satisfaction of short-term debt, trade payables and accrued compensation in the first quarter of 2004.

“Our revenue growth in 2004, fueled by a fourth quarter sales increase of 56% over the comparable period in 2003, reflects the initial success of our expanded domestic sales force and heightened marketing activities,” commented Leonard Osser, Chairman and Chief Executive Officer of Milestone Scientific Inc. “These increased sales generated a gross margin of more than 60% in the fourth quarter. However, our net loss increased in 2004 as we incurred greater sales and marketing expenses in order to lay the groundwork for higher levels of future sales activity. It is our belief that 2005 and future years will benefit from the expenses incurred during 2004.”

“Since the end of the year, we have announced the very successful initial launch of our Ionic White™ enhanced technology consumer tooth whitening system through an infomercial program that our marketing partner aired regionally in 23 television markets throughout the U.S. We received an initial order for 500,000 Ionic White starter kits in March, and the infomercial program is scheduled to roll out nationwide in the second quarter.”

“When the Ionic White launch is combined with an improving sales outlook for our computer controlled dental injection products and our ongoing efforts to commercialize new products, including our CompuFlo™ technology for safely administering injections of local anesthetics and other medications, the outlook for 2005 is exciting to us,” continued Osser. “In order to assure adequate capital to pursue these various strategic initiatives in the most effective manner, we recently announced a $3 million private placement of common stock units (including warrants). Once all funds from this capital raise have been received, Milestone’s cash position should exceed $4.7 million.”

Milestone also announced that filing of its Annual Report on form 10-KSB for the year ended December 31, 2004 would be delayed a few days to allow subsequent event disclosure to be made of its previously announced $3.0 million private placement to institutional investors.

About Milestone Scientific, Inc.

Milestone Scientific is the developer, manufacturer and marketer of CompuMed® and CompuDent® computer controlled local anesthetic delivery systems for medical and dental applications. These systems are comprised of a microprocessor controlled drive unit and single patient use disposable handpieces. The Company recently announced its entry into the tooth whitening market through a third party mass-marketing organization. The consumer product is being marketed under the distributor’s trademark Ionic White™ and Stay White™. Milestone has also developed and patented its CompuFlo™ technology, which advances the delivery and removal of a wide array of fluids from the human body by providing real time displays of pressures, fluid densities and flow rates. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology that allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability. In 2003, Milestone received FDA Clearance to market SafetyWand®, which incorporates engineered sharps injury protection features to aid in the prevention of accidental needlesticks.

The Company is headquartered in Livingston, New Jersey, and its common stock trades on the American Stock Exchange under the symbol “MS”. For additional information, please visit the Company’s website at www.milesci.com.

This press release contains forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2003. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$3,041,306
Accounts receivable , net of allowance for doubtful accounts of $24,903	421,339
Inventories	936,221
Advances to contract manufacturer	62,034
Prepaid expenses	104,562

Total current assets	4,565,462
Investment in distributor, at cost	69,956
Equipment, net	612,263
Patents, net	101,242
Other assets	20,408

Total assets	$5,369,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$474,075
Accrued expenses	224,549

Total current liabilities	698,624
Deferred compensation payable to officer	150,000

Total liabilities	848,624

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $.001; authorized 5,000,000 shares
8% Cumulative convertible preferred stock, par value $.001; authorized,
issued and outstanding, 25,365 shares	25
Common stock, par value $.001; authorized 50,000,000 shares; 9,824,287 shares
issued and 9,790,954 shares outstanding	9,824
Additional paid-in capital	52,618,913
Accumulated deficit	(47,196,539)
Treasury stock, at cost, 33,333 shares	(911,516)

Total stockholders’ equity	4,520,707

Total liabilities and stockholders’ equity	$5,369,331

See Notes to Consolidated Financial Statements

MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net sales	$4,751,186	$3,971,707
Cost of sales	2,415,826	2,003,139

Gross profit	2,335,360	1,968,568

Selling, general and administrative expenses	5,155,569	3,483,439
Closing of Deerfield, IL facility	—	86,165
Research and development expenses	187,992	131,015

	5,343,561	3,700,619

Loss from operations	(3,008,201)	(1,732,051)

Other income (expense)
Interest income	80,867	—
Interest expense	(69,530)	(680,857)

Other income (expense), net	11,337	(680,857)

Net loss	(2,996,864)	(2,412,908)

Dividends applicable to preferred stock	(2,029)	—

Net loss applicable to common stockholders	$(2,998,893)	$(2,412,908)

Loss per share applicable to common stockholders - basic and diluted	$(0.33)	$(0.52)

Weighted average shares outstanding - basic
and diluted	9,147,634	4,672,266

See Notes to Consolidated Financial Statements

MILESTONE SCIENTIFIC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Cash flows from operating activities:
Net loss	$(2,996,864)	$(2,412,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	50,920	26,101
Amortization of debt discount and deferred financing costs	51,003	289,119
Amortization of unearned advertising cost	—	20,000
Stock and options issued for compensation and consulting	29,048	—
Stock issued for interest on notes payable	2,700
Bad debt expense	1,593
Loss on disposal of fixed assets	—	11,248
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(34,032)	(149,465)
(Increase) in inventories	(509,510)	(307,420)
Decrease in advances to contract manufacturer	166,463	159,438
Decrease (increase) in prepaid expenses	12,622	(52,232)
Decrease in other assets	6,933	4,992
(Decrease) increase in accounts payable	(1,015,516)	905,750
(Decrease) increase in accrued interest	(83,532)	391,738
Increase (decrease) in accrued expenses	139,303	(26,952)
(Decrease) increase in deferred compensation	(106,000)	320,000

Net cash used in operating activities	(4,284,869)	(820,591)

Cash flows from investing activities:
Payment for capital expenditures	(350,529)	(35,268)
Payment for intangible assets	(75,536)	—
Payment for investment in distributor	(69,956)	—

Net cash used in investing activities	(496,021)	(35,268)

Cash flows from financing activities:
Expenses relating to registering shares	—	(22,500)
Proceeds from (payment for) equity financing, net	7,868,919	(248,815)
Proceeds from note payable - officer/stockholder	—	180,537
Payments of note payable - officer/stockholder	(50,000)	(122,322)
Proceeds from issuance of notes payable	—	900,000
Proceeds from exercised options		57,750
Proceeds from exercise of equity line, net of expenses		191,481
Payments for deferred financing activities		(86,678)

Net cash provided by financing activities	7,818,919	849,453

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,038,029	(6,406)
Cash and cash equivalents at beginning of year	3,277	9,683

Cash and cash equivalents at end of year	$3,041,306	$3,277

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$99,359	$—

Cash paid during the year for taxes	$—	$—

See Notes to Consolidated Financial Statements